                                                                                                               Exhibit (12)(a)
                                                                  ILLINOVA CORPORATION
                                                    STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                                                     FIXED CHARGES
                                                                 (Thousands of Dollars)


                     Year ended December 31,              Supplemental**                                          Supplemental***
                                               -------------------------------------------------------------------------------------
                                                     1992      1993       1993       1994      1995      1996       1997        1997
                                                     ----      ----       ----       ----      ----      ----       ----       ----
Earnings Available for
Fixed Charges:
Net Income (Loss)....................           $  93,234 ($ 81,874) ($ 81,874) $ 151,786 $ 151,601 $ 191,021  ($ 90,553) ($ 90,553)
  Add:
   Income Taxes:
     Current .....................                 22,930    25,260     25,260     58,354    98,578   163,873     70,975     70,975
     Deferred - Net...............                 63,739    82,057     82,057     71,177    34,137   (16,028)    36,963     36,963
   Allocated income taxes ........                 (6,632)  (12,599)   (12,599)    (8,285)  (11,851)  (12,641)   (20,345)   (20,345)
   Investment tax credit - deferred                  (519)     (782)      (782)   (11,331)   (6,894)   (7,278)    (7,278)    (7,278)
   Income tax effect of disallowed costs              --    (70,638)   (70,638)       --        --        --         --          --
   Income tax effect of FAS 71 write-off ...          --        --         --         --        --        --    (117,998)  (117,998)
   Interest on long-term debt.......              160,795   154,110    154,110    135,115   125,581   118,438    116,137    116,137
   Amortization of debt expense and
     premium-net, and other interest charges       12,195    17,007     17,007     15,826    29,558    24,031     27,984     27,984
   One-third of all rentals (Estimated to be
     representative of the interest component)      5,117     5,992      5,992      5,847     5,221     4,346      4,229      4,229
   Interest on in-core fuel                         8,278     6,174      6,174      7,185     6,716     4,757      3,842      3,842
   Disallowed Clinton plant costs...                  --        --     270,956        --        --        --         --          --
   FAS 71 Regulatory Write-Offs.....                  --        --         --         --        --        --         --     313,030
                                                --------- ---------  ---------   --------- --------- --------  ---------   --------
Earnings (loss) available for fixed             $ 359,137 $ 124,707  $ 395,663  $ 425,674 $ 432,647 $ 470,519  $  23,956  $ 336,986
charges
                                                =========  ========= =========   ========  ========  =========  =========  =========

Fixed charges:
  Interest on long-term debt                    $ 160,795  $ 154,110 $ 154,110  $ 135,115 $ 125,581  $ 118,438  $ 116,137  $ 116,137
  Amortization of debt expense and
    premium-net, and other interest charges        25,785     27,619    27,619     25,381    38,147     30,663     32,928     32,928
  One-third of all rentals (Estimated to be
    representative of the interest component)       5,117      5,992     5,992      5,847     5,221      4,346      4,229      4,229
                                                ---------   --------  --------  --------- ---------  ---------  ---------  ---------

Total Fixed Charges........................     $ 191,697  $ 187,721 $ 187,721  $ 166,343 $ 168,949  $ 153,447  $ 153,294  $ 153,294
                                                =========  ========= =========  ========= =========  =========  =========  =========

Ratio of earnings to fixed charges                   1.87       0.66*     2.11       2.56      2.56       3.07       0.16*      2.20
                                                =========  =========  ========  ========= =========  =========  =========  =========




     *    Earnings are  inadequate to cover fixed charges.  Additional  earnings
          (thousands) for 1993 and 1997 of $63,014 and $129,338, respectively, are required to attain a one-to-one ratio of Earnings to Fixed
          Charges.

     ** Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item - Disallowed Clinton plant costs.

     ***  Supplemental  ratio of earnings to fixed charges  presented to exclude
          write-off  related  to  the  discontinued   application  of  SFAS  71,
          "Accounting  for the Effects of Certain Types of  Regulation"  for the
          generation segment of the business.
